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                                                                   Exhibit 10.2


THE HAMMER TRUST

AN IRREVOCABLE BUSINESS ROYALTY TRUST

This indenture created on this 26th day of November, 1999, under the laws of the state of Florida, by and between the Principals, STUDIO CITY HOLDING CORPORATION, a New York corporation, with a registered office of 153 Stevens Avenue, Suite Seven, Mount Vernon, New York and PROBLEM SOLVERS, INCORPORATED, with a registered office of 105 S. Main Street, Erie, Kansas and said Studio and PSI mutually agree to establish an irrevocable business royalty trust to be name "THE HAMMER TRUST - AN IRREVOCABLE BUSINESS ROYALTY TRUST" under the covenants established and upon the conditions and for the purposes set forth in this trust document. Studio and PSI further agree that this document except as modified in writing executed by the Principals (or their successors) is complete and constitutes the full and complete agreement of the Principals.

1. NAME OF TRUST: The name of this irrevocable business royalty trust is "THE HAMMER TRUST - AN IRREVOCABLE BUSINESS ROYALTY TRUST" (hereinafter the TRUST).

2. PRINCIPALS: The Principals of this agreement are limited to two entities, namely, STUDIO CITY HOLDING CORPORATION, (hereinafter "Studio") and PROBLEM SOLVERS, INCORPORATED, (hereinafter "PSI"), and each Principal shall be represented by a designated and authorized representative.

A. Studio as a Principal to this agreement hereby designates by full corporate authority, Larry D. Faw, president of Studio, as its authorized representative and he shall have the full and direct authority to represent Studio and he is further empowered to execute this trust document.

B. PSI as a Principal to this agreement hereby designates by full corporate authority, Hurschel Buscher, president of PSI, as its authorized representative and he shall have the full and direct authority to represent PSI, as its authorized representative and he shall have the full and direct authority to represent PSI and he is further empowered to execute this trust document.

C. Either Principal expressing a desire or necessity to sell or otherwise dispose of their residual interests in the TRUST shall offer to the other Principal the first right of refusal to acquire such residual interest being sold or otherwise disposed of prior to offering same to any other party excepting as noted in paragraph E below;

D. If the other Principal rejects the offer to acquire the offered residual interests than either Principal shall be free to find a successor in interest who must meet the following criteria:




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(1) the successor Principal must not be affiliated with any business enterprise which would damage the reputation or business effectiveness of the TRUST;

(2) the successor Principal must certify under oath that the integrity of the TRUST will be maintained;

(3) the successor Principal may be required to post a "cash" or "assets" bond for the benefit of the TRUST and/or the non-selling Principal to guarantee the continued operations of the TRUST as originally intended and set forth in this document.

E. Should a third party non-principal express an interest in acquiring ownership of the entire residual interests of the TRUST, it shall be the sole responsibility of each Principal to entertain any such offer to purchase their proportional interests subject to the restrictions listed in paragraph D above

3. TERM: The duration of the TRUST is perpetual (without a definite date of termination).

4. PURPOSE: This TRUST is established for the direct benefit of the Principals allowing each to receive the maximum benefit from the development and exploitation of assets from which both Principals shall receive a 50/50 split ("PROFIT PARTICIPATION") in perpetuity.

5. AUTHORITY: The TRUST shall have the right to have and to hold any asset as provided by the principals initially and may receive additional assets from time to time. Trustees shall have the power and authority as set for hereinafter.

6. TRUSTEES: Each Principal shall have the authority to appoint one (1) Trustee to represent that Principal in the management and operations of this TRUST. A Trustee may be removed at any time, with or without cause, by the Principal making the appointment. Should a dispute result in an impasse, the Trustees shall submit the dispute to the Principals for their consideration and decision. Should the Principals not be able to resolve the impasse, the presenting problem may be submitted to non-binding mediation/arbitration or legal action may be taken by either Principal. Trustees need not furnish a personal bond but the TRUST may provide for the bonding and payment thereof a bond in any amount deemed appropriate by the Principals.

A. Studio appoints as it initial Trustee, Larry D. Faw whose mailing address is P.O. Box 367, Oxford, Florida 34484, phone 352-347-3947, fax 352-347-3947

B. PSI appoints as it initial Trustee, Hurschel Buscher whose mailing address is P.O. Box 105, Erie, Kansas 66733, phone 316-244-5115 fax 316-244-3487.

C. Should a Trustee resign, die or be removed by the Principal appointing said Trustee, then it will be the direct responsibility of said Principal whose Trustee, resigned, died, or was removed to appoint a successor Trustee within thirty (30) days of the death of said Trustee or within ten (10) days of the resignation or removal of said Trustee. The power to appoint a Trustee or successor Trustee resides solely with the Principal (or assign, heir, administrator, executor, or successor) making the original appointment. All successor Trustees shall have the same power and duties of their predecessor(s) unless otherwise modified.




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D. Should both Trustees resign, die or are removed simultaneously by the
Principals, then the Principals shall have the power to act as Trustees and continue the TRUST until such time as successor Trustees may be appointed. Either Principal may authorize, in writing, the other to act for the mutual benefit of both for a period of time so designated in writing.

E. The absence of designated Trustees shall not operate or be construed to defeat or terminate this TRUST. This TRUST may be terminated only by mutual written consent of the Principals or their successors in title.

F. The Trustees shall execute their duties and account to the beneficiaries of the TRUST for all assets and monies received by the Trustees when properly and lawfully required. Should either of the Trustees resign there shall be a proper accounting by said Trustee of all assets and monies received by said Trustee. Neither Trustee shall be held accountable for the acts or defaults of the other. Further, the Trustees shall not be held accountable for the acts or defaults of the other. Further, the Trustees shall not be held accountable or personally liable for any business judgment error in the execution of their duties.

G. The Trustees, in managing the TRUST assets and earnings, with written authorization by the Principals, shall not be confined to usual and customary investments for Trustees (so-called "legal investments") but instead, the Trustees are at liberty to make other and different investments that in their judgment, may seem proper and fitting and said Trustees shall not be personally liable or held accountable for any depreciation in the value of any investment, and the losses, if any, shall fall solely on those beneficiaries of the TRUST. Further, if the Trustees shall pay more than par value for any investment, they shall not be obligated to establish a "sinking fund" from the income of such investment(s), for the repayment to the Principals of the sum so paid over and above par, but the entire income of the investment(s) shall be disbursed and paid as provided for in this document and supplements thereto.

H. The Trustees shall be entitled to compensation pursuant to a written agreement, which may be modified from time to time, by the Principals.

7. INITIAL CONTRIBUTIONS: Each Principal shall make an initial contribution to the TRUST AS follows:

A. Studio will contribute:

(1) Cash of one thousand dollars and no cents ($1,000.00);

(2) A promissory demand note made payable to TRUST for an amount of two million five hundred thousand dollars ($2,5000,000.00) which shall be redeemed by Studio upon the sale of Studio common stock in a public or private offering which shall commence during the calendar year of 2000;




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(3) One million five hundred thousand shares of common stock in Studio having a designated value of five dollars ($5.00) per share;

(4) One million two hundred thousand shares of Class B preferred shares in Studio with a designated value of fifty dollars ($50.00) per share; and

(5) Additional assets and/or cash and/or stock and/or corporate bonds in Studio and/or stock in a subsidiary of Studio may also be contributed at any time.

B. PSI will contribute:

(1) Cash of one thousand dollars and no cents ($1,000.00); and be credit for

(2) Two million three hundred thirty-three thousand three hundred forty (2,333,340) shares of Class B Preferred Stock of SCA Global Resources, Incorporated (hereinafter "SCA") issued to the TRUST for PSI's efforts in obtaining an agreement for a swap of common stock between SCA and shareholders of M & C Oil, Inc. and the transfer of approximately $60,000,000 dollars of oil and gas reserves. The Class B Preferred Stock SCA has a designated value of twenty dollars ($20.00) per share; and

(3) Additional assets and/or cash and/or stock and/or corporate bonds and/or stock in another corporation may also be contributed at any time.

C. The Trustees may, at any time for the direct benefit of the trust, sell any or all of their holdings of Class B Preferred shares subject to any existing restrictions.

(1) SCA Class B Preferred shares are convertible at the ratio of one (1) Class B Preferred share for ten (10) shares of common SCA stock. Should the Trustees elect to effect a conversion of Preferred to common the TRUST shall be required to hold the common stock for a minimum period of two (2) years.

(2) Studio Class B Preferred shares are convertible at the ratio of one (1) Class B Preferred share for ten (10) shares of common Studio stock. Should the Trustees elect to effect a conversion of Preferred to common the TRUST shall be required to hold the common stock for a minimum period of three (3) years.

8. DISTRIBUTIONS: The Principals shall receive equal distributions as follows:

A. Studio and PSI shall each receive fifty percent (50%) of all cash distributions.

B. Studio and PSI shall receive fifty percent (50%) of any other type of residual interest which is appropriated for the benefit of the TRUST and its Principals.

9. RESTRICTIVE COVENANTS: The Principals and their suceesor(s) shall be bound by the following covenants:

A. Either or both, Studio and PSI, may elect in their separate and sole discretion to provide as com-




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pensation to brokers, underwriters, or any other third party, a right in that third party to receive a percentage of that Principal's net profit, i.e., cash distribution.

B. Neither Principal nor their successor(s) may obligate or otherwise pledge their residual interests in the TRUST to any person, association, corporation, or other organization which is not a Principal in the TRUST without the knowledge and expressed written consent of the other Principal. If such a breach occur, the offending Principal will have thirty (30) days after written notice from the other Principal or either Trustees to cure such breach. If such breach continues beyond the thirty (30) days then the offending Principal violating this covenant shall pay to the non-offending Principal a cash sum the greater of either one-half (1/2) the value of the offending Principal's residual rights prior to the offence or one million dollars ($1,000,000.00), as part of the liquidated damages and not as a penalty. Said payment shall be non-dischargable in bankruptcy proceedings.

C. No Principal or beneficiary has the right to interfer in the operations of the TRUST nor to interfer with the Trustees in their execution of their duties.

D. Principals and Trustees of this TRUST expressly agree to be bound by rules of confidentiality and non-circumvention limiting any discussion and/or disclosure of any and all aspects of the Trust document and the operations of the TRUST and its affiliated business operations to others not Principals, Trustees, or Employees/Consultants/Advisors.

10. AMENDMENTS: The tenents of the TRUST may be amended from time to time under the following circumstances:

A. Either Trustee may draft a proposal which meets all stated requirements and arrange a meeting with the other Trustee and both Principals to discuss the proposal.

B. Each Principal and the other Trustee shall be provided with a copy the proposal at least thirty (30) days prior to the arranged meeting excepting in the case of a bonafied emergency.

C. Each Principal and/or Trustee may request an independent legal opinion of the proposal.

D. Should the proposal negate the stated purposes and tenants as described in this document, either Principal shall have the right to veto the proposal or request the proposal be rewritten to remove any negation.

E. After any corrections, discussion, and/or revisions to the proposal there must be a unanimous approval by the Principals in writing before such proposal is adopted and becomes effective to amend the TRUST in any fashion. It shall then be the duty of the Trustees to insure the completion of the necessary paperwork to effect the proposal.




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11. ADDITIONAL POWERS OF TRUSTEES: The Trustees may from time to time,

A. provide a portion up to eighty percent (80%) of the TRUST assets base as a foundation for the creation of financial vehicles to non-principal third party participants in the form of bonds or other financing instruments. Due diligence to avoid violating this document shall be exercised by the Trustees in such transaction but nothing within this document shall be construed to prevent the exercise of this power;

B. retain and pay from TRUST income and/or assets, accountants and/or advisors from any field deemed necessary to carry out the purposes and intent of this document;

C. order payment of their compensation in accordance with the written agreement of the Principals in effect;

D. order and pay for any equipment, supplies, materials, etc. to maintain and/or expedite communications and/or travel deemed by the Trustees to be necessary for the execution of the Trustees' duties;

E. enter into joint ventures or other types of business arrangements which are deemed by the Trustees to be advantageous to the TRUST and/or its Principals.

12. TRUST RECORDS: The Trustees shall maintain for the benefit of the TRUST and its Principals, books of account and records of the TRUST, as defined under the statutes of the state of Florida.

A. All books of accounts and other records of the TRUST shall be kept in the principal place of business of the TRUST and each Trustee and each Principal shall at all times have access to, and may inspect and copy any of the books and records of the TRUST.

B. Studio has agreed to initially obtain and provide securities and tax counsel for the benefit of the TRUST the costs of which shall ultimately be the responsibility of the TRUST.

C. Studio has agreed to obtain and provide an initial system of accounting and certified audits for the operations of the TRUST the costs of which shall ultimately be the responsibility of the TRUST.

13. TERMINATION: This TRUST, although perpetual by design, may be terminated upon the mutual written agreement and consent of the participating Principals or their successors.

14. EXECUTION AND ACCEPTANCE: This document is executed by the Principals in multiples with an executed original being given to each Principal, each initially appointed Trustee and one to be placed in the official records of the TRUST. Further, the initially appointed Trustees with their signatures below accept their appointments and responsibilities and agree to receive and hold for the benefit of the TRUST and its Principals the initial contributions as stated in paragraph 7 above.




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IN WITNESS WHEREOF, the Principals' duly authorized agents affix their signatures to this TRUST document to become effective upon the receipt by the Trustees of the initial contributions referred to in paragraph 7 above.

For STUDIO CITY HOLDING CORPORATION
(corporate seal)
/s/Larry D. Faw as President
Larry D. Faw, President

For PROBLEM SOLVERS, INCORPORATED
(corporate seal)
/s/Hurschel Buscher
Hurschel Buscher, President





















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